Exhibit 4.1

AMENDMENT NO. 6 TO RIGHTS AGREEMENT

This Amendment No. 6 to Rights Agreement, dated as of July 13, 2014 (this “Amendment”), is entered into by and between Mylan Inc., a Pennsylvania corporation (the “Company”), and American Stock Transfer & Trust Company (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are party to that certain Rights Agreement dated as of August 22, 1996, as amended as of November 8, 1999, August 13, 2004, September 8, 2004, December 2, 2004 and December 19, 2005 (as so amended, the “Rights Agreement”);

WHEREAS, the Company, New Moon B.V., private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“New Moon”), Moon of PA Inc., a Pennsylvania corporation and a wholly-owned subsidiary of New Moon (“Merger Sub”), and Abbott Laboratories, an Illinois corporation (“Abbott”), have proposed to enter into a Business Transfer Agreement and Plan of Merger to be dated on or around the date hereof (the “BTA”);

WHEREAS, the Board of Directors of the Company deems it necessary and desirable to amend the Rights Agreement to render the Rights inapplicable to the Business Transfer and the Merger (each as defined in the BTA) and the other transactions contemplated by the BTA (collectively, the “Transactions”) in order to facilitate the consummation of the Transactions;

WHEREAS, Section 27 of the Rights Agreement provides that the Company may from time to time, prior to the Share Acquisition Date, supplement or amend the Rights Agreement without the approval of any holders of Right Certificates to make any provisions with respect to the Rights that the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent;

WHEREAS, the Share Acquisition Date has not occurred;

WHEREAS, the Board of Directors of the Company has approved and adopted this Amendment at a meeting of the directors duly called and held; and

WHEREAS, pursuant to and in accordance with Section 27 thereof, the parties desire to amend the Rights Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Rights Agreement, the parties hereto agree as follows:
1.The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement shall be amended to (a) replace the period at the end of paragraph (ii)

thereof with a semi-colon and (b) add the following new paragraph (iii) at the end thereof:
“(iii) none of New Moon, Abbott or any of their respective Affiliates or Associates shall be or become an “Acquiring Person”, and the term “Acquiring Person” shall not include any of New Moon, Abbott or any of their respective Affiliates or Associates, solely by virtue of or as a result of the approval, execution, delivery, performance or public announcement of the BTA or the consummation of the Business Transfer, the Merger and the other Transactions.”
2.The definitions of “Beneficial Owner”, “Beneficially Own” and “Beneficial Ownership” set forth in Section 1(e) of the Rights Agreement are hereby amended by adding the following sentence at the end of Section 1(e):
“Notwithstanding anything to the contrary set forth in this definition or in this Agreement, none of New Moon, Abbott or any of their respective Affiliates or Associates shall be deemed to be a “Beneficial Owner” of, to “Beneficially Own” or to have “Beneficial Ownership” of any securities solely by virtue of or as a result of the approval, execution, delivery, performance or public announcement of the BTA or the consummation of the Business Transfer, the Merger and the other Transactions.”
3.The parenthetical containing the definition of “Distribution Date” set forth in Section 3(a) of the Rights Agreement is hereby amended to read in its entirety:
“(including any such date which is after the date of this Agreement and prior to the issuance of the Rights; the earlier of such dates being herein referred to as the ‘Distribution Date’; provided that, notwithstanding anything to the contrary set forth in this definition or in this Agreement, a Distribution Date shall not occur or be deemed to have occurred solely by virtue of or as a result of the approval, execution, delivery, performance or public announcement of the BTA or the consummation of the Business Transfer, the Merger and the other Transactions)”.
4.Clause (i) in Section 7(a) containing the definition of “Final Expiration Date” is hereby amended and restated to read in its entirety as follows:
“(i) the earlier of (A) the close of business on August 13, 2014 and (B) the point in time immediately prior to the Effective Time, but only if such Effective Time shall occur (the “Final Expiration Date”).”
5.The definition of “Share Acquisition Date” set forth in Section 1(p) of the Rights Agreement is hereby amended by inserting the following at the end of such definition:
“Notwithstanding anything to the contrary set forth in this definition or in this Agreement, a Share Acquisition Date shall not occur or be deemed to have occurred solely by virtue of or as a result of the approval, execution, delivery, performance or public announcement of the BTA or the consummation of the Business Transfer, the Merger and the other Transactions.”
6.The definition of “Triggering Event” set forth in Section 1(r) of the Rights Agreement is hereby amended by inserting the following at the end of such definition:
“Notwithstanding anything to the contrary set forth in this definition or in this Agreement, a Triggering Event shall not occur or be deemed to have occurred solely by virtue of or as a result of the approval, execution, delivery, performance or public announcement of the BTA or the consummation of the Business Transfer, the Merger and the other Transactions.”
7.Section 1 of the Rights Agreement is hereby amended by adding the following terms in the appropriate alphabetical order:
“Abbott” shall mean Abbott Laboratories, an Illinois corporation.
“BTA” shall mean the Business Transfer Agreement and Plan of Merger dated on or around July 13, 2014, by and among the Company, New Moon, Moon of PA Inc., a Pennsylvania corporation, and Abbott.
“Business Transfer” shall have the meaning set forth in the BTA.
“Effective Time” shall have the meaning set forth in the BTA.
“Merger” shall have the meaning set forth in the BTA.
“New Moon” shall mean New Moon B.V., private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands.
“Transactions” shall mean the Business Transfer, the Merger and the other transactions contemplated by the BTA.
8.Section 11(a)(ii) of the Rights Agreement is herby amended to add the following sentence at the end thereof:
“Notwithstanding anything to the contrary set forth in this Agreement, no adjustment in the Purchase Price shall occur under this Section 11(a)(ii) solely by virtue of or as a result of the approval, execution, delivery, performance or public announcement of the BTA or the consummation of the Business Transfer, the Merger and the other Transactions.”
9.Section 13 of the Rights Agreement is hereby amended to add the following new paragraph (f) at the end thereof:
“Notwithstanding anything to the contrary set forth in this Agreement, a Section 13(a) Event shall not occur or be deemed to have occurred solely by virtue of or as a result of the approval, execution, delivery, performance or public announcement of the BTA or the consummation of the Business Transfer, the Merger and the other Transactions.”
10.Notwithstanding anything to the contrary set forth in Section 27, this Amendment shall become effective as of the date first written above. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. The Exhibits to the Rights Agreement shall be deemed restated to reflect this Amendment, mutatis mutandis.
11.The Rights Agreement, as amended by this Amendment, sets forth the entire understanding of the parties with respect to the subject matter thereof and hereof.
12.If the BTA is terminated, then from and after such time this Amendment shall be of no further force and effect and the Rights Agreement shall be restored to the terms that existed immediately prior to execution of this Amendment.
13.(a) The parties acknowledge and agree that this Amendment is an integral part of the Rights Agreement. Notwithstanding any provision of the Rights Agreement to the contrary, in the event of any conflict between this Amendment and the Rights Agreement or any part of either of them, the terms of this Amendment shall control. (b) Except as expressly set forth herein, the terms and conditions of the Rights Agreement are and shall remain in full force and effect and shall be otherwise unaffected hereby.
14.This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to laws that might otherwise govern under applicable conflicts of laws principles.
15.This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same document.
16.The Rights Agent shall not be subject to, nor be required to interpret or comply with, nor determine if any Person has complied with, the BTA, even though reference thereto may be made in this Amendment or the Rights Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

MYLAN INC.,
by
/s/ John D. Sheehan
Name: John D. Sheehan
Title: Executive Vice President and Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY,
by
/s/ Michael A. Nespoli
Name: Michael A. Nespoli
Title: Executive Director